Exhibit E

Execution Version

SHARE PURCHASE AGREEMENT

BY AND AMONG

HNA EAGLE HOLDCO LLC,

HNA CAPITAL (U.S.) HOLDING LLC

AND

PAULSON & CO., INC.

DATED AS OF NOVEMBER 16, 2018

4.12	No Other Representations or Warranties	9

ARTICLE V	[RESERVED]	9

ARTICLE VI	ADDITIONAL AGREEMENTS	9

6.1	Additional Agreements	9

6.2	[RESERVED]	9

6.3	Company Board of Directors	9

6.4	Assignment of Rights	9

6.5	Important Rights	9

ARTICLE VII	CONDITIONS PRECEDENT	9

7.1	Conditions to Each Party’s Obligation to Effect the Acquisition	9

7.2	Conditions to Obligations of Buyer to effect the Acquisition	10

7.3	Conditions to Obligations of HNA to effect the Acquisition	10

ARTICLE VIII	TERMINATION AND AMENDMENT	10

8.1	Termination	10

8.2	Effect of Termination	11

8.3	[RESERVED]	11

8.4	Amendment	11

ARTICLE IX	INDEMNIFICATION	11

9.1	Survival of Representations, Warranties and Covenants	11

9.2	Indemnification	12

9.3	Indemnification Procedure	12

9.4	Limitation of Liability	14

9.5	Effect on Consideration	14

9.6	Calculation of Losses	14

9.7	No Duplication	15

9.8	No Set-Off	15

9.9	Exclusive Remedy	15

9.10	Assignment of Claims	15

ARTICLE X	GENERAL PROVISIONS	16

10.1	Expenses; Transfer Taxes; and VAT	16

10.2	Notices	16

10.3	Certain Definitions	17

10.4	Interpretation	19

10.5	Counterparts	20

10.6	Entire Agreement	20

10.7	Governing Law; Jurisdiction	20

10.8	Waiver of Jury Trial	20

10.9	Assignment; Third Party Beneficiaries	21

10.10	Specific Performance	21

10.11	Severability	21

10.12	Delivery by Facsimile or Electronic Transmission	22

10.13	Parent Guaranty	22

INDEX OF DEFINED TERMS

Acquisition	17

Affiliate	20

Agreement	1

Antitrust Laws	17

Business Day	17

Buyer	1

Buyer Directors	9

Buyer Fundamental Representations	17

Chosen Courts	20

Claim Notice	12

Closing	2

Closing Date	2

Company	1, 17

Company Shares	17

Consideration	2

Contract	17

Enforceability Exceptions	3

FCPA	5

Government List	18

Governmental Entity	4

HMT	5

HNA	1

HNA Fundamental Representations	18

HNA Obligations	22

Indemnified Party	12

Indemnifying Party	12

Indemnity Cap	14

Indemnity Deductible	14

Law	18

Lien	18

OFAC	5

v

Order	9

Ordinary Course	18

Organizational Documents	18

Purchased Shares	19

Registration Rights Agreement	18

Representatives	5

Sanctions	5

SEC	18

Securities Act	8

Shareholder Agreement	19

Shares	19

Subsidiary	19

Takeover Code	19

Tax Return	19

Taxes	19

Third-Party Claim	12

Transfer Taxes	16

UK Bribery Act	5

UNSC	5

VAT	19

Wire Transfer	19

Execution Version

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of November 16, 2018 (this “Agreement”), by and among Paulson & Co., Inc., a Delaware corporation (“Buyer”), and HNA Eagle Holdco LLC, a Delaware limited liability company (“HNA”), and HNA Capital (U.S.) Holding LLC, a Delaware limited liability company (“Parent”).

W I T N E S S E T H:

WHEREAS, HNA owns 27,375,229 ordinary shares, nominal value $0.001 per share (“Shares”) of BrightSphere Investment Group plc, f/k/a OM Asset Management plc, a corporation organized under the laws of England and Wales (the “Company”);

WHEREAS, Buyer owns 611,948 Shares (the “Buyer Shares”);

WHEREAS, Buyer desires to acquire from HNA a number of Shares that, together with the Buyer Shares, will represent 4.90% of the economic and voting power of the outstanding Shares, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the boards of directors of Buyer and HNA have determined that it is in the best interests of their respective companies and equityholders to consummate a transaction in which, among other things, HNA will sell, and Buyer will purchase, at the Closing, 4,598,566 Shares (the “Purchased Shares”, and such sale and purchase of Purchased Shares, the “Acquisition”) (as such number of Shares may be adjusted pursuant to any stock/share split, reverse stock split, share consolidation, share subdivision, share bonus issue, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Shares issued and outstanding after the date hereof) pursuant to this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Acquisition and also to prescribe certain conditions to the Acquisition.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE COMPANY SHARES

1.1                               Sale and Purchase of the Company Shares. Subject to the terms and conditions of this Agreement, HNA agrees to sell, assign and transfer to Buyer, at the Closing, and Buyer agrees to purchase from HNA at the Closing, the Purchased Shares free and clear of any Liens (other than any (i) restrictions under applicable securities Laws or (ii) Liens created by this Agreement) and with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Purchased Shares after the date hereof, except for dividends made by the Company in the Ordinary Course with a record date preceding the Closing Date.

1.2                               Purchase Consideration.

(a)                                 The purchase price payable by Buyer for the Purchased Shares shall consist of an amount in cash (the “Consideration”) equal to the product of (i) the aggregate number of Purchased Shares and (ii) $12.80.

(b)                                 The price per Share used in either or both (as applicable) of the calculation(s) of the Consideration shall be adjusted appropriately, if necessary, to reflect the effect of any stock/share split, reverse stock split, share consolidation, share subdivision, share bonus issue, reorganization, recapitalization, reclassification, combination, spinoff, acquisition, extraordinary transaction, exchange of shares or other like change with respect to the number of Shares issued and outstanding after the date hereof and prior to the Closing.

1.3                               The Closing. Subject to the terms and conditions of this Agreement and unless a different date is agreed to by the parties hereto, the closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place on the date which is the third (3rd) Business Day after the date of this Agreement at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020-1095 (the date that the Closing occurs, the “Closing Date”).

1.4                               Deliveries at the Closings.

(a)                                 At the Closing:

(i)                                     Buyer shall:

(1)                                 deliver to HNA the Consideration by (i) payment of the HNA Expenses by one or more Wire Transfers to an account or accounts designated by HNA to Buyer at least one (1) Business Day prior to such Closing Date and (ii) to the extent of any excess, paying such excess to HNA by applying amount of such excess to reduce the principal amount payable by HNA under the MLA; and

(2)                                 deliver to HNA the certificate contemplated by Section 7.3(a) and 7.3(b).

(ii)                                  HNA shall:

(1)                                 cause to be delivered to Buyer, through the facilities of the Depositary Trust Company, the Purchased Shares; and

(2)                                 deliver to Buyer the certificate contemplated by Section 7.2(a) and 7.2(b).

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATED TO HNA

As of the date hereof and as of the Closing Date, HNA hereby represents and warrants to Buyer as follows:

2.1                               Corporate Organization. HNA is a limited liability company validly incorporated, validly existing and duly registered under the Laws of the State of Delaware. HNA has the requisite company power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly authorized, licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of HNA to perform its obligations hereunder.

2.2                               Authority; No Violation.

(a)                                 HNA has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby have been duly and validly approved by the board of directors of HNA, and no other corporate or other proceedings on the part of HNA or its Affiliates are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HNA and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of HNA, enforceable against HNA in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally, and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)                                 None of the execution and delivery of this Agreement by HNA, the consummation by HNA of the transactions contemplated hereby, or the compliance by HNA with any of the terms or provisions hereof, will, with or without the giving of notice, the termination of any grace period: (i) violate, conflict with, or result in a breach or default under any provision of its Organizational Documents, or (ii) (x) violate any Law or injunction applicable to HNA or any of its Affiliates or any of its respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, redemption or payment under, accelerate the performance required by, or result in the creation of any Lien (or have any such result upon notice or lapse of time, or both) upon any of the respective properties or assets of HNA or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which HNA or any of its respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to prevent or delay or impair the ability of HNA to perform its obligations hereunder. HNA has delivered to Buyer true, correct and complete copies of all HNA’s material contracts.

2.3                               Consents and Approvals. Except for the consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to prevent or delay the ability of HNA to perform its obligations hereunder, to the knowledge of HNA, no consents or approvals of or filings or registrations with any government (including any state, provincial or political subdivision thereto), court, regulator, administrative agency or commission or other governmental authority or instrumentality or market, trading platform, clearing house or self- regulatory organization (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by HNA of this Agreement or (B) the consummation by HNA of the Acquisition and the other transactions contemplated hereby.

2.4                               Ownership of Company Shares.

(a)                                 As of the date hereof and as of the Closing Date, (i) all of the Purchased Shares are owned by HNA and (ii) HNA is entitled to transfer the full ownership of the Purchased Shares to Buyer on the terms set out in this Agreement free and clear of all Liens (other than any (x) restrictions under applicable securities Laws and (y) Liens created by this Agreement).

(b)                                 Upon delivery of the Company Shares to Buyer as contemplated by this Agreement, HNA will convey to Buyer good and valid title to the Company Shares, free and clear of any Liens (other than any (i) restrictions under applicable securities Laws or (ii) Liens created by this Agreement).

2.5                               Legal Proceedings. HNA and its Affiliates are not a party to, and there are no pending or, to the knowledge of HNA, threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions, settlements, orders, judgments, rulings or decrees or governmental or regulatory investigations of any nature that could, either individually or in the aggregate, reasonably be expected to prevent or delay or impair the ability of HNA to perform its obligations hereunder.

2.6                               Broker’s Fees. Neither HNA nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Acquisition or the other transactions contemplated by this Agreement for which Buyer could be responsible.

2.7                               No Assignment of Shareholder Agreement. HNA has not now or previously assigned any of its rights under the Shareholder Agreement pursuant to Section 9.15 thereof or otherwise.

2.8                               No Legends. All Purchased Shares will be free from legends when delivered to Buyer.

2.9                               Anti-Money Laundering Laws, Anti-Terrorism Laws and Similar Laws.

(a)                                 None of HNA, any person directly or indirectly controlling or controlled by HNA, or, to HNA’s knowledge, after reasonable review of publicly available information, any of HNA’s beneficial owners is included on a Government List or is owned in any amount or controlled by any person on a Government List, as amended from time to time.

(b)                                 None of HNA, any person directly or indirectly controlling or controlled by HNA, or, to HNA’s knowledge, after reasonable review of publicly available information, any of HNA’s beneficial owners is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on any Government List, as amended from time to time.

(c)                                  None of the funds used in 2017 to purchase the Shares were knowingly derived from any activities that contravene applicable Laws concerning money laundering, terrorism, narcotics trafficking or bribery, or from any person, entity, country, or territory on a Government List.

2.10                        OFAC. None of HNA, any of its Subsidiaries or any officers, directors, Affiliates, agents, advisors, employees and representatives (collectively, “Representatives”) of HNA or any of its Subsidiaries is a person, or is controlled by a person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is HNA located, organized or resident in a country or territory that is the subject of Sanctions. During the five years prior to the date hereof, HNA and its Subsidiaries have not knowingly engaged in, and are not now knowingly engaged in, any dealings or transactions with any person, or in any country or territory, that is or at the time of the dealing or transaction was the subject of Sanctions.

2.11                        Foreign Corrupt Practices Act. None one of HNA, any of its Affiliates or any director, officer, agent, employee, or other person acting on behalf of the same is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or the Bribery Act of 2010 of the United Kingdom, as amended, and the rules and regulations thereunder (the “UK Bribery Act”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA), “foreign public official” (as such term is defined in the UK Bribery Act) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or the UK Bribery Act.

2.12                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by HNA in this Article II, HNA makes no express or implied representation or warranty with respect to HNA or its Affiliates or the Company or its Subsidiaries or Affiliates, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HNA hereby disclaims any such other representations or warranties.

(b)                                 HNA acknowledges and agrees that neither Buyer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date hereof and as of the Closing Date, Buyer hereby represents and warrants to HNA as follows:

4.1                               Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite company power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly authorized, licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to perform its obligations hereunder.

4.2                               Authority; No Violation.

(a)                                 Buyer has full company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby has been duly and validly approved by the board of directors of Buyer, and no other corporate or other proceedings on the part of Buyer or its Affiliates are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by HNA) constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)                                 None of the execution and delivery of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby, or the compliance by Buyer with any of the terms or provisions hereof, will, with or without the giving of notice, the termination of any grace period or both: (i) violate any provision, conflict with, or result in a breach or default under of the Organizational Documents of Buyer or any of its Subsidiaries, or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.3(a), if any, are duly obtained or satisfied, (x) violate any Law or injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, redemption or payment under, accelerate the performance required by, or result in the creation of any Lien (or have any such result upon notice or lapse of time, or both) upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to perform its obligations hereunder.

4.3                               Consents and Approvals.

(a)                                 Except for the consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to prevent or delay the ability of Buyer to perform its obligations hereunder, to the knowledge of Buyer, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by Buyer of this Agreement or (y) the consummation by Buyer of the Acquisition and the other transactions contemplated hereby.

(b)                                 As of the date hereof, neither Buyer nor any of its Affiliates own, or have any other agreements or arrangements with respect to the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any Shares.

4.4                               Broker’s Fees. Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Acquisition or the other transactions contemplated by this Agreement.

4.5                               Legal Proceedings. Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions, settlements, orders, judgments, rulings or decrees or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or any of their current or former directors or executive officers that would, either individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.6                               Available Funds. Buyer has, on the date hereof, the financial capability and all sufficient cash on hand necessary to consummate the transactions contemplated by this Agreement, and satisfy all of the payment obligations of Buyer under this Agreement, on the terms and subject to the conditions set forth herein.

4.7                               [RESERVED.]

4.8                               Regulatory Approvals. As of the date hereof, no Governmental Entity has denied approval of, or imposed any conditions upon (other than customary conditions), any transaction to which Buyer or any of its Affiliates was a party.

4.9                               Accredited Investor Status. Buyer is an “accredited investor,” as such term is defined in Rule 501 promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), as amended. Buyer is purchasing the Purchased Shares for its own account, for investment purposes only, and not for, with a view to, or in connection with the resale or other distribution thereof, in whole or in part. Buyer understands and agrees that (i) the Acquisition is taking place pursuant to an exemption from registration under the Securities Act and (ii) the Purchased Shares will be restricted securities as defined in the rules under the Securities Act and may not be sold, transferred or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and subject to applicable state securities Laws and regulations. Buyer (either alone or together with its advisors) has sufficient knowledge, skill, sophistication and experience in financial, investment and business matters so as to be capable of evaluating the merits and risks of its investment in the purchased Shares and is capable of bearing the economic risks of holding such investment for an indefinite period, including a complete loss of its investment, and protecting its interests in connection with its investment in the Purchased Shares.

4.10                        Anti-Money Laundering Laws, Anti-Terrorism Laws and Similar Laws.

(a)                                 None of Buyer, any person directly or indirectly controlling or controlled by Buyer, or, to Buyer’s knowledge, after reasonable review of publicly available information, any of Buyer’s beneficial owners is included on a Government List or is owned in any amount or controlled by any person on a Government List, as amended from time to time.

(b)                                 None of Buyer, any person directly or indirectly controlling or controlled by Buyer, or, to Buyer’s knowledge, after reasonable review of publicly available information, any of Buyer’s beneficial owners is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on any Government List, as amended from time to time.

(c)                                  None of the funds used to purchase the Purchased Shares or in connection with the transactions contemplated hereby shall be knowingly derived from any activities that contravene applicable Laws concerning money laundering, terrorism, narcotics trafficking or bribery, or from any person, entity, country, or territory on a Government List.

4.11                        Acknowledgement. Subject to Section 2.9, Buyer acknowledges and understands that certain employees of HNA or its Affiliates may, solely because of their role as a director of the Company, possess (and may hereinafter possess) material nonpublic information of the Company not known to Buyer that may impact the value of the Shares and that may be material to a decision regarding an investment in Shares (the “Information”) and that HNA may be legally prohibited from disclosing this Information to anyone outside of the Company.

4.12                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by Buyer in this Article IV, neither Buyer nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties.

(b)                                 Buyer acknowledges and agrees that neither HNA nor any other person has made or is making any express or implied representation or warranty other than those contained in Article II.

ARTICLE V

[RESERVED]

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use reasonable best efforts to take, or cause to be taken, all such necessary action as may be reasonably requested by any other party to this Agreement.

6.2                               [RESERVED]

6.3                               Company Board of Directors. No later than two Business Days following the Closing, HNA shall designate two individuals selected by Buyer and identified on Schedule 6.3 to be appointed as a Director of the Company (as defined in the Shareholder Agreement) (the “Buyer Directors”).

6.4                               Important Rights. During the period from the date hereof to the Closing or the earlier termination of this Agreement, HNA will use its best efforts to preserve, maintain, protect and defend (including, if necessary, through litigation) for future transfer to Buyer all rights that it has under the Shareholders Agreement and the Registration Rights Agreement; provided, that (i) HNA shall not be required to initiate any litigation against the Company and (ii) in connection with its obligations under this Section 6.4, HNA shall not be required to spend more than $500,000 in the aggregate.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligations of the parties to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)                                 No Injunctions or Restraints; Illegality. (i) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Order”) preventing the consummation of the Acquisition shall be in effect, and

(ii) no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Acquisition.

7.2                               Conditions to Obligations of Buyer to effect the Acquisition. The obligation of Buyer to effect the Acquisition is also subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of the following conditions:

(a)                                 Representations and Warranties of HNA. The representations and warranties of HNA set forth in Article II shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of HNA by a senior executive officer certifying the foregoing.

(b)                                 Performance of Obligations of HNA. HNA shall have performed in all material respects the respective obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of HNA by a senior executive officer to such effect.

7.3                               Conditions to Obligations of HNA to effect the Acquisition. The obligation of HNA to effect the Acquisition is also subject to the satisfaction or waiver by HNA at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Article IV shall be true and correct as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. HNA shall have received a certificate signed on behalf of Buyer by a senior executive officer of Buyer to such effect.

(b)                                 Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and HNA shall have received a certificate signed on behalf of Buyer by a senior executive officer of Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                         by mutual consent of Buyer and HNA in a written instrument;

(b)                         by HNA or Buyer, as applicable, if the Closing shall not have occurred on or before the date that is three (3) Business Days following the date hereof as a result of inaction or action by the other party; or

(c)                                  by either Buyer or HNA if the Closing shall not have been consummated on or before the date that is 30 Days of the date hereof (the “Termination Date”), unless the failure of the Acquisition (as applicable) to occur by such date shall be due to the failure of the party seeking to terminate this Agreement (or its applicable Affiliate) to perform or observe the covenants and agreements of such party set forth herein; or

(d)                                 by either Buyer or HNA (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of HNA, in the case of a termination by Buyer, or Buyer, in the case of a termination by HNA, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on Closing Date, the failure of a condition set forth in Sections 7.1 or 7.2, in the case of a termination by Buyer, or Sections 7.1 or 7.3, in the case of a termination by HNA, and which is not cured within thirty (30) days following written notice to HNA, in the case of a termination by Buyer, or Buyer, in the case of a termination by HNA, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date).

8.2                               Effect of Termination. In the event of termination of this Agreement by a party hereto as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, HNA, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that this Section 8.2, Section 8.4 and Article X shall survive any termination of this Agreement, (iii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor HNA shall be relieved or released from any liabilities or damages arising out of their respective breach of any of their respective obligations under this Agreement.

8.3                               [RESERVED].

8.4                               Amendment. Subject to compliance with applicable Law, this Agreement may be only amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE IX

INDEMNIFICATION

9.1                               Survival of Representations, Warranties and Covenants. All representations and warranties in Article II and Article IV or in any certificate executed and delivered in fulfillment of the requirements of this Agreement shall survive the Closing Date until the date that is one year following the Closing Date; provided, however, that (a) the HNA Fundamental Representations and the Buyer Fundamental Representations shall survive until expiration (after giving effect to any valid extensions, waivers and tolling periods) of the applicable statute of limitations and (b) all covenants and agreements the performance of which is specified to occur on or prior to the Closing shall survive until the date that is one year following the Closing Date. If written notice of a claim has been given in the manner required by this Article IX prior to the expiration of the applicable representations and warranties or covenants and agreements by the party seeking indemnification for such claim, then the relevant representations and warranties of the other party shall survive as to such claim until such claim has been finally resolved pursuant to this Article IX. All covenants and other agreements that by their terms are to be performed after the Closing Date shall survive in accordance with their terms.

9.2                               Indemnification.

(a)                                 Following the Closing, and subject to the other terms of this Article IX, HNA shall indemnify, defend and hold harmless Buyer from and against any and all claims, costs, expenses, losses, damages, liabilities, awards, judgments, costs and expenses (including reasonable attorneys’, consultant fees and expenses and the costs of enforcing this Agreement, including this Section 9.2) (collectively, “Losses” and individually, a “Loss”) incurred by Buyer to the extent arising out of or resulting from (i) any failure of any representation or warranty made by HNA in Article II to be true and correct as of the date of this Agreement and as of the Closing Date (or, in the case of any representation and warranty made as of a specific date, as of such specific date) and (ii) any breach of any covenant or agreement of HNA.

(b)                                 Following the Closing, and subject to the other terms of this Article IX, Buyer shall indemnify, defend and hold harmless HNA and its Affiliates from and against any and all Losses to the extent arising out of or resulting from (i) any failure of any representation or warranty made by Buyer in Article IV to be true and correct as of the date of this Agreement and as of the Closing Date (or, in the case of any representation and warranty made as of a specific date, as of such specific date) and (ii) any breach of any covenant or agreement of Buyer.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, no party shall have any liability hereunder or otherwise for any special, exemplary or punitive damages; provided that the foregoing shall not limit the right of any Indemnified Party to indemnification in accordance with this Agreement with respect to any Losses or claim or component of any claim, settlement, award or judgment against such party to the extent actually paid pursuant to a Third-Party Claim.

9.3                               Indemnification Procedure.

(a)                                 Promptly after the person seeking indemnification pursuant to Section 9.2 (the “Indemnified Party”) has knowledge of any event or circumstance, including any written claim by a third party, that would reasonably be expected to give rise to indemnification under this Article IX (a “Third-Party Claim”) (but in any event not later than 10 Business Days prior to the time any response to the asserted claim is required), the Indemnified Party shall deliver to the person from which indemnification is sought (the “Indemnifying Party”) a notice (a “Claim Notice”) setting forth in reasonable detail a description of the matter giving rise to indemnification hereunder, including, if known, the anticipated Losses; provided, however, that any failure or delay by the Indemnified Party in delivering a Claim Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Article IX, except to the extent the Indemnifying Party has been materially prejudiced by such failure or delay.

(a)                                 In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or in any Claim Notice, the Indemnifying Party, as soon as practicable after receipt by the Indemnifying Party of such Claim Notice, shall deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, shall attempt to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected, and any agreement reached regarding their respective rights with respect to any of such claims shall be set forth in a written agreement signed by the parties. If the Indemnified Party and the Indemnifying Party are unable to agree as to any particular item or items or amount or amounts, then either the Indemnified Party or the Indemnifying Party may submit such dispute to a court of competent jurisdiction in accordance with this Agreement.

(b)                                 After receipt by the Indemnifying Party of a Claim Notice of a Third Party Claim, such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel of the Indemnifying Party’s choosing). The Indemnified Party, at the expense of the Indemnifying Party, shall cooperate in the compromise of, or defense against, such claim. Except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld conditioned or delayed, no Indemnifying Party shall settle or compromise any Third Party Claim or permit a default judgment or consent to an entry of judgment unless such settlement, compromise or judgment (i) relates solely to money damages, (ii) provides for a full release of the Indemnified Party with respect to the claim(s) being asserted and (iii) does not contain any admission or finding of wrongdoing on behalf of, or impose a restriction on, the Indemnified Party. Until the Indemnifying Party shall have so assumed the defense of the Indemnified Party against such claim following the delivery of such Claim Notice, the Indemnified Party may, but shall not be obligated to, undertake the defense of such claim on behalf of and for the account and risk of the Indemnifying Party, and if such Indemnified Party is entitled to indemnification under this Article IX, all reasonable legal and other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party. Any Indemnified Party shall have the right to employ one separate counsel reasonably acceptable to the Indemnifying Party, (other than local counsel) in any such action or claim and to participate in (but not control) the defense thereof either (I) at its own cost and expense or (II) at the Indemnifying Party’s cost and expense if (1) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (2) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable or (3) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party (provided that, in the case of clauses (1), (2) or (3), the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel, in any action or claim or group of related actions or claims). No Indemnifying Party shall be liable to indemnify any Indemnified Party for any consent to an entry of any judgment or any compromise or settlement of any such action or claim effected without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). After any such claim has been filed or initiated, each party shall make available to the other parties and their attorneys and accountants all pertinent information under its control relating to such claim which is made available under the terms of a confidentiality agreement or similar protective measures, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.

9.4                               Limitation of Liability.

(a)                       Notwithstanding any provision of this Agreement to the contrary, HNA shall not be liable in respect of any indemnification obligation for Losses under Section 9.2(a)(i) (other than in respect of any failure of the HNA Fundamental Representations to be true and correct) (i) unless and until the aggregate cumulative amount of such Losses for which indemnification would be available but for this Section 9.4(a) exceeds 3% of the Consideration (such amount, the “Indemnity Deductible”), in which case HNA shall be liable for such Losses in excess of the Indemnity Deductible, subject to any limitations provided in Section 9.4(c) and in other provisions of this Article IX, or (ii) for amounts in excess of the total aggregate Consideration (such amount, the “Indemnity Cap”) in the aggregate for all such Losses. Notwithstanding any provision of this Agreement to the contrary, the maximum aggregate obligation of HNA under Section 9.2(a) shall not exceed the Consideration actually paid by the Buyer, absent fraud.

(b)                       Notwithstanding any provision of this Agreement to the contrary, Buyer shall not be liable in respect of any indemnification obligation for Losses under Section 9.2(b)(i) (other than in respect of any failure of the Buyer Fundamental Representations to be true and correct) (i) unless and until the aggregate cumulative amount of Losses for which indemnification would be available but for this Section 9.4(b) exceeds the Indemnity Deductible, in which case Buyer shall be liable for such Losses in excess of the Indemnity Deductible, subject to any limitations provided in Section 9.4(c) and in other provisions of this Article IX, or (ii) in excess of the Indemnity Cap in the aggregate for all such Losses. Notwithstanding any provision of this Agreement to the contrary, the maximum aggregate obligation of Buyer under Section 9.2(b) shall not exceed the Consideration actually paid or payable hereunder, absent fraud.

(c)                        All claims for indemnification pursuant to Section 9.2(a) and Section 9.2(b) must be asserted by the party seeking indemnification, in writing in accordance with this Article IX not later than the date on which the applicable representation, warranty, covenant or agreement ceases to survive pursuant to Section 9.1; provided, however, that if written notice of a claim specifying the indemnification claim in reasonable specificity (including the representations, warranties, covenants and/or agreements alleged to have been breached) has been given in accordance with this Article IX prior to such date, such claim (and the relevant representations, warranties, covenants and/or agreements of the other party) shall survive until such claim has been finally resolved pursuant to this Article IX.

9.5                               Effect on Consideration. All payments made under this Article IX shall be treated as adjustments to the Consideration for all Tax purposes, except as otherwise required pursuant to applicable Law.

9.6                               Calculation of Losses. In calculating any amount indemnifiable hereunder in respect of Losses, such Losses shall be reduced by (a) any amount actually recovered by the Indemnified Party under applicable insurance policies, under any indemnification or similar agreements, or from any other person alleged to be responsible for any Losses, or other rights of recovery with respect to such Losses (and the Indemnified Party shall use commercially reasonable efforts to seek such recoveries), net of any deductible or any other reasonable and necessary out-of-pocket expense incurred by the Indemnified Party in obtaining such recovery and (b) any Tax benefit actually realized to the Indemnified Party or its Affiliates in connection with the accrual, incurrence or payment of any such Losses (determined as actually realized on a “with or without” basis). If an Indemnified Party or its Affiliates receives any such recovery described in clause (a) above after an indemnification payment by the Indemnifying Party has been made, then such Indemnified Party or its Affiliates shall promptly reimburse the Indemnifying Party for any payment made, but not in excess of the amount received by the Indemnified Party or its Affiliates. In the event of the occurrence of any Losses, an Indemnified Party shall seek recovery under any and all available third party insurance policies or third party indemnification obligations or other rights of recovery with respect to such Losses. Each party shall make commercially reasonable efforts to mitigate any claim or liability that any such party asserts under this Article IX. No Indemnifying Party shall be responsible for Losses of an Indemnified Party to the extent caused by unlawful conduct of such Indemnified Party.

9.7                               No Duplication. Any liability for any Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement of this Agreement.

9.8                               No Set-Off. Neither Buyer nor HNA shall have any right to off-set or set- off any payment due pursuant to this Article IX against any other payment to be made pursuant to this Agreement.

9.9                               Exclusive Remedy. Each party acknowledges and agrees that, absent fraud and except as provided in Section 8.2, Section 8.3, and Section 10.10, if the Closing does not happen as a result of any breach or inaccuracy of any representation or warranty contained in Article II or Article IV, as the case may be, of this Agreement or any certificate or instrument delivered hereunder, the sole and exclusive remedy of Buyer and HNA for such breach or inaccuracy shall be refusal to close the Acquisition. Except as provided in the immediately preceding sentence and in Section 8.2, Section 8.3 and Section 10.10, this Article IX shall provide the sole and exclusive remedy for any and all claims for monetary damages in respect of this Agreement.

9.10                        Assignment of Claims. The Indemnifying Party shall be subrogated to, and the Indemnified Party shall assign, any right of action (whether pursuant to contract, arising under applicable Law or otherwise) which the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

ARTICLE X

GENERAL PROVISIONS

10.1                        Expenses; Transfer Taxes; and VAT.

(a)                                 All costs and expenses incurred by a party to this Agreement in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(b)                                 All stamp duty, stamp duty reserve tax and any other registration, transfer, documentary or similar tax, levy or duty relating to the transactions contemplated by this Agreement (collectively “Transfer Taxes”) shall be for the account of Buyer, and Buyer shall ensure that all Tax Returns relating to Transfer Taxes and all payments of Transfer Taxes shall be made on or before their due date and in full. Buyer shall indemnify and hold harmless HNA and its respective Affiliates in respect of any failure by Buyer to comply with its obligations under this Section 10.1(b).

(c)                                  All amounts payable or stated to be payable in or in connection with this Agreement are inclusive of all applicable VAT.

10.2                        Notices.

(a)                                 All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally or by electronic mail, on the 3rd Business Day following the date of the mailing if mailed by registered or certified mail (return receipt requested) or on the 1st Business Day following the date of dispatch if delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)                                     if to Buyer, to:

Paulson & Co. Inc.

1133 Avenue of the Americas

New York, NY 10036

Attention:                                         John Paulson

Michael Waldorf

michael.waldorf@paulsonco.com

With a copy (which shall not constitute notice) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.

551 Fifth Avenue

New York, NY 10176

Attention:                                         Christopher P. Davis

cdavis@kkwc.com

(ii)                                  if to HNA, to:

HNA Eagle Holdco LLC

c/o HNA Group North America LLC

1180 Avenue of the Americas, Suite 1801

New York, NY 10036

Attention:                                                 Enrico Marini Fichera

Enrico.fichera@hnagroup.com

Daniel Chen

Daniel.chen@hnagroup.com

With a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:                                                 John M. Reiss

F. Holt Goddard

John S. Kim

jreiss@whitecase.com

holt.goddard@whitecase.com

jskim@whitecase.com

10.3                        Certain Definitions. For purposes of this Agreement:

“Acquisition” has the meaning set forth in the Recitals.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Business Day” means a day (other than a Saturday or Sunday) on which banks in the City of New York are generally open for business.

“Buyer Fundamental Representations” means Sections 4.1 and 4.2(a). “Company” has the meaning set forth in the Recitals.

“Company Shares” means the Purchased Shares.

“Contract” means any written or oral contract, arrangement, commitment, understanding, note, bond, mortgage, indenture, deed of trust, license, lease, instrument or other agreement.

“Government List” means any list maintained by any agency or department of any Governmental Entity in the United States of America of persons, organizations or entities subject to international trade, export, import or transactions restrictions, controls or prohibitions, including (i) the Denied Persons List and Entities List maintained by the United States Department of Commerce, the European Union or HMT, (ii) the List of Specially Designated Nationals and Blocked Persons and the List of Sectoral Sanctions Identification maintained by the United States Department of Treasury, (iii) the Foreign Terrorist Organizations List and the Debarred Parties List maintained by the United States Department of State and (iv) those Persons, organizations and entities listed in the Annex to, or are otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 21, 2004).

“HNA Expenses” means HNA’s unpaid fees and expenses incurred in connection with its ownership and sale of Shares, including, but not limited to, fees, expenses and costs (but not principal or interest) owing under the MLA and fees and expenses of legal counsel to HNA, in an amount equal to $900,000.

“HNA Fundamental Representations” means Sections 2.1, 2.2, and 2.4.

“Law” means any statute, law, ordinance, regulation, rule, regulation, code, order, writ, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity and references to “lawfully” and similar expressions shall be construed accordingly.

“Lien” means any lien, claim, charge, encumbrance, easement, mortgage, pledge, security interest or other encumbrance of any kind. For the avoidance of doubt, any claims or disputes related to the Shareholders Agreement shall not be considered a Lien.

“MLA” means that certain Margin Loan Agreement dated as of May 11, 2017, by and among HNA, as borrower, Paulson, as lender and JPMorgan Chase Bank, N.A., as former administrative agent (as amended by Amendment No. 1 dated September 11, 2017, Amendment No. 2 dated October 26, 2017 and Amendment No. 3 dated as of the date hereof and as the same may further amended, restated or modified from time to time).

“Ordinary Course” means, with respect to any person, the ordinary course of business of such person consistent with past practices in all material respects.

“Organizational Documents” of any person shall mean the certificate of incorporation or formation or organization, articles of organization, articles of association, bylaws, partnership agreement, limited partnership agreement, limited liability company agreement or other comparable governing documents of such person.

“Registration Rights Agreement” means that certain Registration Rights Agreement among the Company, Old Mutual plc and OM Group (UK) Limited, dated as of October 8, 2014.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder Agreement” means that certain Shareholder Agreement among Old Mutual plc and OM Group (UK) Limited and the Company dated October 8, 2014.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, or person of which (a) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

“Takeover Code” means the City Code on Takeovers and Mergers, as amended from time to time.

“Taxes” means all national, federal, state, local, and foreign taxes, levies, duties or imposts of any kind whatsoever, in each case, imposed by a Governmental Entity, together with all interest, additions to tax and penalties thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Purchased Shares” has the meaning set forth in the Recitals.

“VAT” means (a) any tax imposed in compliance with the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party at least three (3) Business Days prior to the Closing Date.

10.4                        Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, and shall include the successors and permitted assigns of a person, (b) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person; provided that solely for purposes of interpreting the representations, warranties and covenants of HNA under this Agreement, the Company will not be considered an Affiliate of HNA regardless of how the Company may be treated under applicable law; (c) the term “dollars” or “$” means U.S. dollars and (d) “commercially reasonable efforts” means the efforts that a commercially reasonable person desirous of achieving a result and acting with diligence would use in similar circumstances to achieve that result. Nothing contained herein shall require any person to take any action or fail to take any action if to do so would violate any applicable Law.

10.5                        Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6                        Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7                        Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

(b)                                 Each party agrees that it will bring any suit, action or proceeding to enforce any provision of, or in respect of any claim arising out of or related to, this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Borough of Manhattan in the State of New York (the “Chosen Courts”), and, solely with respect to any such suit, action or proceeding, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such suit, action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such suit, action or proceeding will be effective if notice is given in accordance with Section 10.2. or by any other means permitted by New York laws or rules of the Chosen Courts.

10.8                        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

(II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9                        Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any of the parties hereto (except that Buyer may freely assign to its Affiliates or accounts or entities under common investment management) without the prior written consent of the other parties; provided, that any such permitted assignee shall expressly agree in writing to be bound by the terms and conditions of this Agreement; provided, further, that no such assignment shall relieve Buyer of any of its obligations under this Agreement. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto and their permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

10.10                 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Acquisition), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

10.11                 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

10.12                 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

10.13                 Parent Guaranty. Parent hereby unconditionally and irrevocably guarantees the full and timely payment (when due and at all times thereafter) of all amounts required to be paid and performance of all obligations to be performed hereunder by HNA (the “HNA Obligations”). The liability of Parent for such guarantee shall be direct and not contingent on the pursuit of remedies against any HNA. The guarantee of Parent shall be a continuing guarantee, and shall remain in full force and effect until the HNA Obligations are paid and performed in full. All payments received from any HNA or on account of any of the HNA Obligations from whatsoever source shall be taken and applied as payment in gross and shall reduce Parent’s liability for the HNA Obligations under the guarantee, and the guarantee shall apply to and secure only any ultimate balance of such HNA Obligations that shall remain owing after application of such payments; provided that Parent shall remain liable to Buyer for any amounts subsequently disgorged as a result of the insolvency or bankruptcy of HNA notwithstanding any termination of this guarantee. Parents hall be entitled to assert any and all defenses, claims and discharges of any HNA pertaining to the HNA Obligations (other than those of insolvency, bankruptcy or automatic stay), including the defense of discharge by payment in full or in part. The obligations of Parent pursuant to this Section 10.13 shall be subject to the same limitations that apply to the obligations of HNA hereunder and in no event shall Parent’s liability exceed the amount of HNA’s payment obligations.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HNA EAGLE HOLDCO LLC

By:	/s/ Enrico Marini Fichera
Name: Enrico Marini Fichera
Title: Authorized Signatory

Solely for the purposes of Section 10.13:

HNA CAPITAL (U.S.) HOLDING LLC

By:	/s/ Enrico Marini Fichera
Name: Enrico Marini Fichera
Title: Authorized Signatory

[Signature Page to 1st Tranche Share Purchase Agreement]

PAULSON & CO., INC.

By:	/s/ Michael Waldorf
Name: Michael Waldorf
Title: Partner

[Signature Page to 1st Tranche Share Purchase Agreement]

Schedule 6.3

1.              John Paulson

2.              Dr. Guang Yang